Exhibit 8.2

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

July 29, 2016

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

Ladies and Gentlemen:

We have acted as counsel to IMS Health Holdings, Inc., a Delaware corporation (“IMS Health”), in connection with the merger by and between IMS Health and Quintiles Transnational Holdings Inc., a North Carolina corporation (“Quintiles”), pursuant to which IMS Health shall be merged with and into Quintiles in accordance with the laws of Delaware (the “Merger”)1, whereupon the separate existence of IMS Health shall cease, and Quintiles shall be the surviving corporation. All capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement and Plan of Merger dated as of May 3, 2016, by and between IMS Health and Quintiles (the “Merger Agreement”).

We are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger, as set forth in the registration statement on Form S-4, File No. 333-211794 filed by Quintiles with the Securities and Exchange Commission (“SEC”) on June 2, 2016, including the prospectus which forms a part thereof (as amended through the date hereof, the “Registration Statement”).

In formulating our conclusion, we have examined and with your consent are relying upon (1) the Merger Agreement, (2) the Registration Statement and (3) such documents and corporate records as we have deemed necessary or appropriate. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of IMS Health and Quintiles.

Our opinion set forth below assumes: (1) the accuracy and completeness of the statements and facts concerning the Merger set forth in the Merger Agreement and Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in the Merger Agreement and the Registration Statement, (3) the accuracy and completeness as of the date hereof of the representations (i) made by IMS Health, set forth in the certificate delivered to us by IMS Health, dated as of the date hereof and (ii) made by Quintiles, set forth in the certificate delivered to us by Quintiles, dated as of the date hereof, (4) that any representations or statements made in such certificates which are qualified by knowledge or belief are accurate without such qualification, (5) that the Merger will be reported by IMS Health and Quintiles in a manner consistent with our opinion set forth below and (6) that there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

[1]	Prior to the merger, Quintiles will convert into a Delaware corporation.

IMS Health

July 29, 2016

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, the discussion contained in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger,” insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the Merger and constitutes the opinion of Weil, Gotshal & Manges LLP.

Our conclusion is based on current provisions of the Code (and the Treasury Regulations promulgated thereunder), published pronouncements of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the conclusion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

No conclusions are expressed with respect to the laws of any state or foreign jurisdiction, or on any matters other than that specifically covered by the foregoing conclusion. This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP